Exhibit 5.1

David Lubin & Associates, PLLC
10 Union Avenue
Lynbrook, NY 11563
(516) 887-8200
david@dlubinassociates.com

June 20, 2011

NaturalNano, Inc.
15 Schoen Place
Pittsford, New York 14534

Re:  NaturalNano, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NaturalNano, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 25,000,000 shares of the Company’s common stock (“Common Stock”), authorized for issuance pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement.

The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the Nevada Revised Statutes, as currently in effect (the “NRS”), applicable provisions of the Constitution of the State of Nevada, as currently in effect (the “Nevada Constitution”), and judicial decisions reported as of the date hereof that interpret the NRS and such applicable provisions of the Nevada Constitution (collectively, the “Nevada Law”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement and all exhibits thereto; (ii) the Company’s Articles of Incorporation and any amendments to date; (iii) the Company’s Bylaws and any amendments to date; (iv) the Plan; (v) the minutes and records of the corporate proceedings of the Company with respect to adoption of the Plan, including the email confirmations from the directors of the Company authorizing the adoption of the Plan and the filing of the Registration Statement; and (vi) such other records, documents and instruments as we have deemed necessary for the expression of the opinion stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. Finally, we have assumed that all formalities required by the Company’s Articles of Incorporation, including any amendments thereto, the Company’s Bylaws, including any amendments thereto, the Nevada Law, and the Plan will be complied with when the shares of Common Stock are issued pursuant to the Plan.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that the 25,000,000 shares of Common Stock authorized for issuance pursuant to the Plan have been duly authorized for issuance and, when so issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ David Lubin & Associates, PLLC David Lubin & Associates, PPLC